Exhibit 99.1

For Immediate Release

Contact:                 Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Regains Compliance with NASDAQ and AMEX Listing Requirements

Corona, California (May 22, 2008) – Vineyard National Bancorp (NASDAQ:VNBC; AMEX:VXC.PR.D) (the “Company”) today announced that it has regained compliance with the requirements for continued listing on The NASDAQ Global Select Market and the American Stock Exchange, following the filing of its Annual Report on Form 10-K for the year ended December 31, 2007 on May 19, 2008 and the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 on May 21, 2008.  As a result, the previously announced reviews of the Company’s listing status by The NASDAQ Stock Market and the American Stock Exchange have been closed and the Company’s common stock will continue to be listed on The NASDAQ Global Select Market and the Company’s 7.5% Series D Noncumulative Preferred Stock will continue to be listed on the American Stock Exchange.

About Vineyard National Bancorp

The Company is a $2.4 billion financial holding company headquartered in Corona, and the parent company of Vineyard Bank, N.A. (“Vineyard”), 1031 Exchange Advantage Inc., and 1031 Funding & Reverse Corp. (collectively, "the exchange companies"). Vineyard, also headquartered in Corona, operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The exchange companies are headquartered in Encinitas, Calif. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "VNBC." For additional information on the Company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com. For additional information on the exchange companies visit www.1031exchangeadvantage.com.

Forward-Looking Statements

Certain matters discussed herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained herein can be found in the Company's filings with the SEC including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and other protections under the Federal securities laws. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.